EXHIBIT 4.4

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, made as of November 19, 2020 (the “Supplemental Indenture”), to that certain Indenture (as such indenture has been supplemented and amended by the First Supplemental Indenture, dated November 3, 2020 (the “First Supplemental Indenture”), the “Existing Indenture” and the Existing Indenture, as it may from time to time be supplemented or amended by one or more additional indentures supplemental thereto entered into pursuant to the applicable provisions thereof, being hereinafter called the “Indenture”) dated as of July 15, 2019 among Aquestive Therapeutics, Inc., a Delaware corporation with an address at 30 Technology Drive, Warren, New Jersey 07059 (the “Issuer”), any Guarantor that becomes party thereto pursuant to Section 4.10 of the Existing Indenture, and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee the Existing Indenture, providing for the issuance of an aggregate principal amount of up to $104.0 million of 12.5% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Existing Indenture provides for certain exceptions to the Note repurchase requirements otherwise applicable to the Issuer in connection with the Issuer’s receipt of the initial cash amount of $40,000,000 pursuant to the sale by the Issuer of certain rights to receive royalties and milestone payments under its license agreement with Sunovion Pharmaceuticals Inc.;

WHEREAS, the Issuer proposes to amend the Existing Indenture, the First Supplemental Indenture and the Notes (the “Proposed Amendments”), which amendments, pursuant to Section 9.02 of the Indenture, must be approved with the written consent of the Holders of all of the aggregate principal amount of the outstanding Notes (the “Required Holders”);

WHEREAS, the Issuer has received and delivered to the Trustee and to the Collateral Agent the consent of the Required Holders to the Proposed Amendments (the “Holder Consent”);

WHEREAS, the Issuer has been authorized by a resolution of its board of directors to enter into this Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law, by the Existing Indenture and by the certificate of incorporation and bylaws of the Issuer to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

WHEREAS, pursuant to Section 9.02, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, following the execution of this Supplemental Indenture, the terms hereof will become operative on the date hereof.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

That, for and in consideration of the premises herein contained and in order to effect the Proposed Amendments contained herein, pursuant to Section 9.02 of the Existing Indenture, the Issuer agrees with the Trustee and the Collateral Agent as follows:

ARTICLE 1

Amendment of Existing Indenture

Section 1.01.        Amendment of Existing Indenture.  Effective as of the Supplement Effective Date, this Supplemental Indenture amends the Existing Indenture as provided for herein.

Section 1.02.          Amendment of Section 1.01.  Pursuant to Section 9.02 of the Existing Indenture, Section 1.01 of the Existing Indenture is hereby amended:

By amending and restating the definition of “2020 Additional Securities Issuance Date” in its entirety to read as follows:

““2020 Additional Securities Issuance Date” shall be November 19, 2020.”

By amending and restating the definition of “Repurchase” in its entirety to read as follows:

““Repurchase” means the repurchase on November 19, 2020 of the $22,500,000 aggregate principal amount of Original Securities, for 100.000% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of repurchase, pursuant to the October 2020 Purchase Agreements.”

By adding the following definitions:

“”Permitted Apomorphine Monetization Agreement” means that certain Purchase and Sale Agreement, dated as of November 3, 2020, between the Issuer and MAM Pangolin Royalty, LLC.”

““Second Apomorphine Monetization Payment” means the cash amount of $10,000,000 that may be received by the Company pursuant to Section 2.2(b) of the Permitted Apomorphine Monetization Agreement.”

Section 1.03.        Amendment of Section 4.06.  Pursuant to Section 9.02 of the Existing Indenture, Section 4.06 of the Existing Indenture shall be amended and restated in its entirety as follows:

“Section 4.06.       Asset Sales.

(a)          General.  The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) make a Disposition or (ii) issue or sell Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case except for (A) the Permitted Apomorphine Monetization, and (B) Permitted Asset Sales.

(b)           Permitted Apomorphine Monetization.

(i)        Upon the receipt of any cash proceeds by the Issuer from the Permitted Apomorphine Monetization (other than the Upfront Apomorphine Monetization Payment and Second Apomorphine Monetization Payment), each Holder shall have the right to require the Issuer to repurchase all or any part of such Holder’s then outstanding Securities at a repurchase price in cash equal to 112.5000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on the related Payment Date), in accordance with the terms contemplated in this Section 4.06(b); provided, however, that notwithstanding the occurrence of the Permitted Apomorphine Monetization, the Issuer shall not be obligated to repurchase any Securities pursuant to this Section 4.06(b) in the event that it has exercised (x) its unconditional right to redeem such Securities in accordance with Article 3 or (y) its legal defeasance option or covenant defeasance option in accordance with Article 8; (i) such repurchase offer shall be for 30% of the cash proceeds received by the Issuer in such Permitted Apomorphine Monetization (the “30% Limitation”), (ii) the Issuer shall not be obligated to repurchase Securities from any Holder with the proceeds of the Upfront Apomorphine Monetization Payment, except for the Repurchase, or the Second Apomorphine Monetization Payment; and (iii) that the Issuer shall not repurchase more than $40,000,000 in aggregate principal amount of Securities from the cash proceeds from the Permitted Apomorphine Monetization (or $50,000,000 in aggregate principal amount of Securities if the First Additional Securities have been issued) (and, in the event that the aggregate principal amount of Securities so requested to be repurchased pursuant to this Section 4.06(b) would otherwise exceed $40,000,000 (or $50,000,000 if the First Additional Securities have been issued), then the Issuer shall repurchase the Securities from such Holders on a pro rata basis); provided, such $40,000,000 (or $50,000,000 if the First Additional Securities have been issued) in aggregate principal amount of Securities to be repurchased with cash proceeds from the Permitted Apomorphine Monetization shall be reduced by the aggregate principal amount of Original Securities purchased by the Issuer in the Repurchase.

(ii)      Within 30 days following the receipt of cash proceeds from the Permitted Apomorphine Monetization (other than the Upfront Apomorphine Monetization Payment and Second Apomorphine Monetization Payment), except to the extent that the Issuer has exercised (x) its unconditional right to redeem the Securities by delivery of a notice of redemption in accordance with Article 3 or (y) its legal defeasance option or covenant defeasance option in accordance with Article 8, the Issuer shall provide a written notice (an “Apomorphine Asset Sale Offer”) to each Holder with a copy to the Trustee stating:

(A)          the Issuer has received cash proceeds from the Permitted Apomorphine Monetization and that such Holder has the right to require the Issuer to repurchase (subject to the second proviso of Section 4.06(b)(i)) all or any part of such Holder’s then outstanding Securities at a repurchase price in cash equal to 112.5000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on the related Payment Date), subject to the 30% Limitation;

(B)       the amount of cash proceeds received by the Issuer from such Permitted Apomorphine Monetization that triggered delivery of the Apomorphine Asset Sale Offer, including a calculation of the 30% Limitation;

(C)        the aggregate amount of cash proceeds received by the Issuer in the Permitted Apomorphine Monetization, through the date of such Apomorphine Asset Sale Offer;

(D)           the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such written notice is provided); and

(E)         the instructions determined by the Issuer, consistent with this Section 4.06(b), that a Holder must follow in order to have its Securities repurchased.

(iii)         At any time prior to the Libervant Approval, to the extent that the aggregate principal amount of Securities repurchased by the Issuer pursuant to this Section 4.06(b), taken together with any prior repurchases by the Issuer pursuant to this Section 4.06(b) including the amounts repurchased in the Repurchase, is less than $40,000,000 (or $50,000,000 if the First Additional Securities have been issued),  the difference between (x) the cash proceeds received by the Issuer in the Permitted Apomorphine Monetization (excluding the Upfront Apomorphine Monetization Payment and the Second Apomorphine Monetization Payment) limited to the first $40,000,000 of all such cash proceeds (or $50,000,000 if the First Additional Securities have been issued) and (y) the aggregate principal amount of Securities so repurchased shall be deposited into the Collateral Account; provided, for the avoidance of doubt, all amounts received by the Issuer in the Upfront Apomorphine Monetization Payment and the Second Apomorphine Monetization Payment not used to repurchase Securities in the Repurchase shall be retained by the Issuer and shall not be deposited in the Collateral Account.

(iv)        Holders electing to have a Security repurchased pursuant to this Section 4.06(b) shall be required to surrender the Security, with an appropriate form duly completed, to the Issuer at the address specified in the Apomorphine Asset Sale Offer (or otherwise in accordance with the applicable procedures of the Depository) at least three Business Days prior to the repurchase date.  The Holders shall be entitled to withdraw their election if the Issuer receives not later than one Business Day prior to the repurchase date a letter setting forth the name of the Holder, the principal amount of the Security that was delivered for repurchase by the Holder and a statement that such Holder is withdrawing its election to have such Security repurchased.  Holders whose Securities are repurchased only in part shall be issued new Securities equal in principal amount to the portion of the Securities surrendered but not repurchased.  If the Securities are Global Securities held by the Depository, then the applicable operational procedures of the Depository for tendering and withdrawing securities will apply.

(v)        On the repurchase date, all Securities repurchased by the Issuer under this Section 4.06(b) shall be delivered to the Trustee for cancellation, and the Issuer shall pay the repurchase price plus accrued and unpaid interest, if any, thereon to the date of repurchase, to the Holders entitled thereto.

(vi)         Securities repurchased by the Issuer pursuant to this Section 4.06(b) will have the status of Securities issued but not outstanding or will be retired and canceled at the option of the Issuer.

(vii)        At the time the Issuer delivers (or causes to be delivered) Securities to the Trustee that are to be accepted for repurchase, the Issuer shall also deliver an Officers’ Certificate stating that such Securities are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.06(b) and confirming whether the Securities will be considered issued but not outstanding or including orders to cancel the repurchased Securities.  A Security shall be deemed to have been accepted for repurchase at the time the Trustee, directly or through an agent, provides payment therefor to the surrendering Holder.

(viii)      Prior to providing written notice to the Holders of any Apomorphine Asset Sale Offer pursuant to Section 4.06(b)(ii), the Issuer shall deliver to the Trustee an Officers’ Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(ix)       The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section 4.06(b).  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.06(b), the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06(b) by virtue thereof.

(c)           Administration of Collateral Account.

(i)           The Issuer shall establish and maintain a segregated account held with U.S. Bank National Association (or another segregated account in replacement thereof held with another U.S. federally insured depositary financial institution that is acting as the Trustee or other Paying Agent) in the name of the Trustee or other Paying Agent (acting in either case as an agent for or representative of the Collateral Agent), or in the name of the Issuer, in each case, subject to the Liens established under the Collateral Agreement and the other Security Documents (such account, the “Collateral Account”).  The Collateral Account shall be established and maintained so as to create, perfect and establish the priority of the Liens established under the Collateral Agreement and the other Security Documents in such Collateral Account and all funds and other assets or property from time to time deposited therein or credited thereto and otherwise to effectuate the Liens under the Security Documents.  The Collateral Account shall bear a designation clearly indicating that the funds and other assets or property deposited therein or credited thereto are held for the benefit of the Holders and the Trustee.

(ii)         The Trustee or other Paying Agent, as applicable, shall have sole dominion and control over the Collateral Account (including, among other things, the sole power to direct withdrawals or transfers from the Collateral Account).  The Trustee or other Paying Agent, as applicable, shall make withdrawals and transfers from the Collateral Account in accordance with the terms of this Indenture.  Each of the Issuer and the Trustee, any other Paying Agent and the Collateral Agent acknowledges and agrees that the Collateral Account is a “securities account” within the meaning of Section 8-501 of the Uniform Commercial Code and that the Trustee or other Paying Agent, as applicable, has “control”, for purposes of Section 9-314 of the Uniform Commercial Code, of the Collateral Account that is maintained with the Trustee or other Paying Agent.  The Trustee hereby confirms that it has established account number 217428010 in the name of the Issuer for the benefit of the Holders and the Trustee as the Collateral Account.  The Issuer and the Trustee, any other Paying Agent and the Collateral Agent further agree that the jurisdiction of the Trustee, such other Paying Agent or the Collateral Agent, as applicable, for purposes of the Uniform Commercial Code shall be the State of New York.  The crediting by the Trustee or other Paying Agent, as applicable, to the Collateral Account of any asset or property that is not otherwise a financial asset by virtue of Section 8-102(a)(9)(i) of the Uniform Commercial Code or Section 8-102(a)(9)(ii) of the Uniform Commercial Code, including cash, shall constitute the “express agreement” of the Trustee or such other Paying Agent, as applicable, under Section 8-102(a)(9)(iii) of the Uniform Commercial Code that such property is a financial asset under Section 8-102(a)(9)(iii) of the Uniform Commercial Code.

(iii)       The funds in the Collateral Account shall be released to the Issuer in whole or in part (free and clear of any Liens established under the Collateral Agreement and any other applicable Security Document) only upon (A) the occurrence of the Second Additional Securities Triggering Event and receipt by the Trustee or other applicable Paying Agent of the Second Additional Securities Triggering Event Officers’ Certificate or (B) the written consent of the Holders of a majority in principal amount of the Securities.  The funds in the Collateral Account may not otherwise be withdrawn except (x) upon the occurrence and during the continuance of an Event of Default at the direction of the Holders of a majority in principal amount of the Securities as further described in Article 6, (y) to the Issuer following the discharge of this Indenture or (z) solely to be used in connection with the Issuer’s (A) unconditional right to redeem the Securities in whole in accordance with Article 3 or (B) legal defeasance option or covenant defeasance option in accordance with Article 8.  Funds in the Collateral Account may be invested by the Trustee or such Paying Agent in Cash Equivalents available to the Trustee or other Paying Agent, as applicable, at the written direction of the Issuer absent the occurrence and continuance of an Event of Default.  Promptly following the occurrence of an Event of Default and during the continuation thereof, the Trustee or other Paying Agent, as applicable (acting as an agent for or representative of the Collateral Agent), shall direct the funds in the Collateral Account to be invested pursuant to the direction of the Holders of a majority in principal amount of the Securities that are available to the Trustee or other Paying Agent, as applicable.  In the absence of written instructions, no investments shall be made using the funds in the Collateral Account.

(iv)      The cash proceeds in respect of the Permitted Apomorphine Monetization in excess of the first $40,000,000 of cash proceeds from the Permitted Apomorphine Monetization (or $50,000,000 if the First Additional Securities have been issued) may be used by the Issuer for any purpose that is not prohibited by this Indenture.  At any time following the Second Additional Securities Triggering Event, after any repurchase of Securities by the Issuer pursuant to Section 4.06(b), any cash proceeds in respect of the Permitted Apomorphine Monetization not used for such repurchase may be used by the Issuer for any purpose that is not prohibited by this Indenture.  Notwithstanding anything to the contrary in this Indenture, all amounts received by the Issuer in the Upfront Apomorphine Monetization Payment not used to repurchase Securities in the Repurchase and the Second Apomorphine Monetization Payment shall be retained by the Issuer free and clear of this Section 4.06(c) and shall not be deposited in the Collateral Account.”

ARTICLE 2

Amendment to First Supplemental Indenture

Effective as of the Supplement Effective Date, this Supplemental Indenture amends the First Supplemental Indenture as provided for herein:

Section 2.01.         Amendment of Article 3.  Pursuant to Section 9.02 of the Existing Indenture, the lead in of Article 3 of the First Supplemental Indenture shall be amended and restated in its entirety as follows:

“This Supplement shall be deemed to be effective on November 19, 2020, assuming each of the following conditions is satisfied as of such date (the “Supplemental Effective Date”):”

ARTICLE 3

Amendment to Notes

Effective as of the Supplement Effective Date, this Supplemental Indenture amends the Notes as provided for herein:

Section 3.01.          Amendment of Section 8.  Pursuant to Section 9.02 of the Existing Indenture and Section 15 of the Notes, Section 8 of the Notes shall be amended and restated in its entirety as follows:

“Upon the receipt of any cash proceeds by the Issuer in the Permitted Apomorphine Monetization (other than the Upfront Apomorphine Monetization Payment and the Second Apomorphine Monetization Payment), each Holder shall have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of such Holder’s then outstanding Securities at a repurchase price in cash equal to 112.5000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on the related Payment Date), as provided in, and subject to the terms of, the Indenture.”

ARTICLE 4

Conditions Precedent

This Supplement shall be deemed to be effective on November 19, 2020, assuming each of the following conditions is satisfied as of such date (the “Supplemental Effective Date”):

Section 4.01.          Executed Supplement.  The Trustee and Collateral Agent shall have received from the Company and each Guarantor, counterparts of this Supplement signed on behalf of each of the parties hereto.

Section 4.02.        Further Assurances.  The Collateral Agent and Trustee shall have received such documents as the Collateral Agent and Trustee or special counsel to the Collateral Agent and Trustee may reasonably request.

Section 4.03.        Representatives and Warranties.  Each of the representations and warranties contained in the Purchase Agreements shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Supplement Effective Date, except to the extent such representations and warranties expressly related to any earlier date.

Section 4.04.          No Default.  No Default or Event of Default has occurred and is then continuing.

ARTICLE 5

Miscellaneous Provisions

Section 5.01.         Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

Section 5.02.         Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee and the Collateral Agent acting on behalf of and for the benefit of such Holders.  The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 5.03.        Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 5.04.          Effect of Headings.  The Section headings herein are for convenience of reference only and shall not affect the construction thereof.

Section 5.05.          Effectiveness.  The provisions of this Supplemental Indenture will take effect immediately upon execution thereof by the parties hereto.

Section 5.06.          Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 5.07.          No Representation.  Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

AQUESTIVE THERAPEUTICS, INC.

By:	/s/ John T. Maxwell
Name: John T. Maxwell
Title: Senior Vice President – Chief Financial Officer

Signature Page to the Second Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Allison D.B. Nadeau
Name: Allison D.B. Nadeau
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Allison D.B. Nadeau
Name: Allison D.B. Nadeau
Title: Vice President

Signature Page to the Second Supplemental Indenture